Exhibit 99.1

news release

Encana reports on the election of directors voting results from the 2017 Annual Meeting of Shareholders

Calgary, Alberta (May 2, 2017) TSX, NYSE: ECA

The following matter was voted upon at the Annual Meeting of Shareholders of Encana Corporation (the “Corporation”) held on May 2, 2017 in Calgary, Alberta. Each of the matters is described in greater detail in the Notice of Annual Meeting of Shareholders and 2017 Proxy Statement dated March 23, 2017.

1.	Election of Directors

By resolution passed via ballot, the following 10 nominees were appointed as Directors of the Corporation to serve until the close of the next annual meeting of shareholders of the Corporation, or until their successors are elected or appointed. The results of the ballot were as follows:

Name of Nominee	Votes For	Percent	Votes Withheld	Percent

Peter A. Dea	535,096,388	99.12%	4,761,912	0.88%

Fred J. Fowler	526,182,537	97.47%	13,675,763	2.53%

Howard J. Mayson	536,778,320	99.43%	3,079,980	0.57%

Lee A. McIntire	524,559,330	97.17%	15,298,970	2.83%

Margaret A. McKenzie	523,577,985	96.98%	16,280,435	3.02%

Suzanne P. Nimocks	524,412,409	97.14%	15,445,679	2.86%

Brian G. Shaw	536,984,231	99.47%	2,873,737	0.53%

Douglas J. Suttles	537,166,485	99.50%	2,691,815	0.50%

Bruce G. Waterman	524,983,845	97.24%	14,874,123	2.76%

Clayton H. Woitas	526,447,416	97.52%	13,410,552	2.48%

Encana Corporation

Encana is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing natural gas, oil and natural gas liquids (NGLs). By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Encana Corporation

Investor contact: Brendan McCracken Vice-President, Investor Relations (403) 645-2978 Patti Posadowski Sr. Advisor, Investor Relations (403) 645-2252	Media contact: Simon Scott Vice-President, Communications (403) 645-2526 Jay Averill Director, Media Relations (403) 645-4747

SOURCE: Encana Corporation

Encana Corporation

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